EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Corporate Communications Contact:	Investor Relations Coordinator:
Jen Bernier Armstrong Kendall, Inc. 408-997-7762 jen@akipr.com	Sonia Segovia PDF Solutions, Inc. 408-938-6491 sonia.segovia@pdf.com

PDF Solutions® and Chartered Team to Enable
Fast 90-Nanometer Process Ramp
PDF’s Unique Characterization Vehicle® Methodology a
Key Factor in Leading Foundry’s Selection

     SAN JOSE, Calif., October 6, 2004 — PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of semiconductor process-design integration technologies and services, has announced that Chartered Semiconductor Manufacturing (Nasdaq: CHRT and SGX-ST: Chartered), one of the world’s top three dedicated semiconductor foundries, is implementing the company’s Integrated Yield Ramp (IYR) and Characterization Vehicle (CV™) Infrastructure at Chartered’s 300-millimeter (mm) Fab 7 to expedite process ramp of 90-nanometer (nm) silicon-on-insulator and bulk CMOS technologies simultaneously.

     “Our customers need world-class yields to be competitive in today’s cost-driven environment,” said Kay Chai “KC” Ang, senior vice president of fab operations at Chartered. “We have automated our 300-mm fab, which incorporates PDF Solutions’ IYR methodology for resolving process margin, with a focus on meeting customers’ manufacturability metrics and supporting process ramp in the fastest possible time.”

     “Our IYR solutions, including our CV Infrastructure, deliver yield and performance improvements at any stage of a process life cycle, from process development to maturity,” said John Kibarian, president and CEO of PDF Solutions. “For Chartered’s customers, this means higher initial yields, faster yield ramps, and higher mature yields. The result is cost-effective, high-volume production in less time.”

PDF Solutions® and Chartered Team to Enable Fast 90-Nanometer Process Ramp	Page 2

     PDF Solutions’ IYR infrastructure combines patented methodology and technology with cross-functional service teams to deliver yield, performance, and reliability improvements to any stage of integrated circuit manufacturing. The CV Infrastructure includes CV test chips and pdFasTest™ hardware coupled with pdCV™ software, which enable fast isolation and repair of systematic and random physical mechanisms that limit process capability and yield.

About PDF Solutions

     PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies to enhance IC manufacturability. PDF Solutions’ software, methodologies, and services enable semiconductor companies to create IC designs that are more manufacturable, and manufacturing processes that are more capable. By simulating nanometer-scale product and process interactions, PDF Solutions offers customers faster time-to-market, increased IC yield and performance, and improved product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide. For more information, visit www.pdf.com.

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PDF Solutions and Characterization Vehicle are registered trademarks, and CV, pdFasTest, and pdCV are trademarks, of PDF Solutions, Inc. Other trademarks used herein are the property of their respective owners.